Exhibit 99

Granite City Food & Brewery Acquisition of Cadillac Ranch Stores Expected to Increase Revenue and Adjusted EBITDA

MINNEAPOLIS - February 1, 2012— Granite City Food & Brewery Ltd. (NASDAQ: GCFB) recently announced  that it has completed the purchase of the assets of five Cadillac Ranch All American Bar & Grill restaurants, in Bloomington, Minnesota; Miami, Florida; Oxon Hill, Maryland; Annapolis, Maryland; and Indianapolis, Indiana, for an aggregate purchase price of approximately $6.2 million.  The Company also acquired certain Cadillac Ranch intellectual property, including trademarks, from Restaurant Entertainment Group, LLC for approximately $1.5 million.

The parties also have entered into a separate asset purchase agreement for the Cadillac Ranch restaurant assets in Pittsburgh, Pennsylvania allowing Granite City to purchase the assets for $900,000 upon issuance of a liquor license to operate the restaurant.  The Company expects to receive such liquor license sometime in the second quarter of 2012.

“We are pleased with the initial integration of the Cadillac Ranch stores into our existing restaurant company,” said Rob Doran, CEO.  “The acquisitions to date represent a significant step for Granite City to grow into a broader and more dynamic restaurant company.  We believe that the acquisitions of the Cadillac Ranch restaurant assets along with the recent Granite City restaurant enhancements and the anticipated 2012 Granite City restaurant openings will continue to grow our revenue and operating income.”

Jim Gilbertson, CFO, added “We are pleased to disclose that on a combined basis giving effect to the acquisitions completed to date, operating loss for the 9 month period ended September 30, 2011 was $168 thousand and adjusted EBITDA for the 9 month period ended September 30, 2011 was $5.45 million.  Our primary financial focus has been and will remain growth in revenue and EBITDA and, in my view, the Cadillac Ranch acquisitions presented a great opportunity to significantly enhance this growth at a compelling value.”

Guidance for FY 2012

Including the results of the five Cadillac Ranch acquisitions closed to date, and excluding the potential Pittsburgh acquisition, management’s guidance for fiscal year 2012 is as follows:

•                  We anticipate a continuation of the positive same store sales trend resulting in net sales of between $115 million and $125 million.

•                  Adjusted EBITDA is expected to be between $7 million and $8 million.  Due to the high number of capital leases, management tracks adjusted EBITDA in order to fully account for all store level lease expense.  To arrive at adjusted EBITDA, management reduces EBITDA for the difference between the fixed rent recorded and the actual amount paid for rent expense whether pursuant to a capital or operating lease.  Additional detail regarding these non-GAAP measures appears below.

•                  The range of guidance above takes into account potential variance in both the timing and number of completed 2012 Granite City restaurant openings and additional restaurant enhancements as well as the time needed to fully integrate and enhance operations at the acquired Cadillac Ranch locations.  Our guidance may also vary due to adjustments resulting from completion of our fiscal year 2011 audit.

•                  Of note, the Kendall, Florida Cadillac Ranch restaurant was opened in July 2011.  All other Cadillac Ranch restaurants were open for all of 2011.  The guidance above includes management’s projections for a full year of operations for all acquired Cadillac Ranch locations, including Kendall.

About the Company

In May 2011, Granite City sold $9.0 million of convertible preferred stock to Concept Development Partners (CDP) in partnership with Dallas-based private equity firm, CIC Partners, and entered into a $10.0 million credit facility with Fifth Third Bank.  Of the new capital, $7.05 million was used to purchase a majority of the shares of common stock of Granite City’s then majority shareholder, DHW Leasing, L.L.C.  The transaction brought the Company capital, additional management and several new, experienced board members, including Mike Rawlings, former President of Pizza Hut, a Founding Partner of CIC Partners, and current Mayor of Dallas, Lou Mucci, former CFO of BJ’s Restaurants, Michael Staenberg, President of THF Realty, Fouad Bashour, a Founding Partner of CIC Partners, and Rob Doran, former Executive Vice President of McDonalds’s.  Rob Doran now serves as the Company’s CEO.  Since CDP’s investment, the Company has been developing growth plans for existing Granite City restaurants as well as the construction of new Granite City restaurants, such as the recently announced Troy, Michigan location set to open in early 2012.

In late 2011, the Company acquired the assets of five Cadillac Ranch restaurants and related intellectual property, and Fifth Third Bank increased the Company’s credit facility by $12.0 million.  The Company has entered into an agreement to acquire the assets of a sixth Cadillac Ranch restaurant, namely the Pittsburgh, Pennsylvania location, subject to issuance of the required liquor license.

Granite City Food & Brewery is a modern American restaurant and brewery.  Everything served at Granite City is made fresh on site using high quality ingredients, including Granite City’s award-winning signature line of craft beers.  The extensive menu features moderately priced favorites served in generous portions.  Our attractive price point, high service standards, and great food and beer combine for a memorable dining experience.  Granite City Food & Brewery Ltd. opened its first restaurant in St. Cloud, Minnesota in 1999 and currently operates 26 Granite City restaurants and 5 Cadillac Ranch restaurants in 13 states.  Additional information about Granite City Food & Brewery can be found at the Company’s website (www.gcfb.net).

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, our ability to maintain our NASDAQ listing, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011.

Non-GAAP Financial Measures

Additionally, this press release contains certain non-GAAP financial measures, including references to EBITDA and adjusted EBITDA.  As compared to the nearest GAAP measurement for our company, EBITDA represents operating loss with the add-back of interest expense, pre-opening expenses, depreciation and amortization, gain on disposal of assets, exit or disposal costs, non-cash share-based compensation and any provision for income taxes.  As compared to the nearest GAAP measurement for our company, adjusted EBITDA represents operating loss with the add-back of interest expense, pre-opening expenses, depreciation and amortization, gain on disposal of assets, exit or disposal costs, non-cash share-based compensation and any provision for income taxes, and further adjusts for the difference between the amount of fixed rent recorded on the statements of operations and the actual amount paid for rent expense.  We use adjusted EBITDA as a way to measure our overall internal operational performance without store openings and/or closings and as a means of evaluating our restaurants’ financial performance compared with our competitors.  EBITDA and adjusted EBITDA as we define them may not be comparable to similar measurements used by other companies and are not measures of performance or liquidity presented in accordance with GAAP.  These non-GAAP measurements should not be used as substitutes for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP.  An historical reconciliation of EBITDA and adjusted EBITDA to net loss is provided herein.

Contact: James G. Gilbertson

Chief Financial Officer

(952) 215.0676

Unaudited Pro Form Condensed Combined Statement of Operations

As Presented on Form 8-K/A filed on January 18, 2012

Reconciliation of Net (Loss) Income from Continuing Operations to
EBITDA and Adjusted EBITDA
(in thousands)

	Nine Months	Twelve Months
	Ended September 27,	Ended December 28,
	2011*	2010**
Net (loss) income from continuing operations, as reported	$(168)	$(2,773)

Interest expense (income), net	$3,184	$4,056
Exit or disposal activities	$(157)	$730
Gain on disposal of assets	$(35)	$(30)
Provision for Income Tax	$85	$0
Depreciation and amortization	$5,005	$6,342
Pre-opening costs	$7	$0
Share-based compensation	$676	$651
EBITDA	$8,597	$8,976

Lease adjustment	$(3,147)	$(3,332)
Adjusted EBITDA	$5,450	$5,644

*  Results include three months of operations for the Kendall, Florida restaurant which opened in July 2011.

** Results include the operations of four acquired Cadillac Ranch locations as the fifth location in Kendall, Florida did not open until July 2011.